EXHIBIT TO ITEM 77M

MERGERS


Touchstone Funds Group Trust

      On April 18, 2017 the Board of Trustees of Touchstone Funds Group Trust approved the Agreement and Plan of Reorganization (the 'Plan') between Sentinel Group Funds Inc. and the
Touchstone Funds Group Trust, whereby all assets of each target fund would transfer to each acquiring fund all of its assets, subject to all of its liabilities, in exchange for shares of each of the acquiring funds as indicated below.

Target Funds
         Acquiring Funds

Sentinel Government Securities Fund
         Touchstone Active Bond Fund

Sentinel Total Return Bond Fund
         Touchstone Active Bond Fund

Sentinel Low Duration Bond Fund
         Touchstone Ultra Short Duration Fixed Income Fund


      Circumstances and details of the reorganization are described and incorporated by reference to Form N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on July
25, 2017 (Accession No.: 0001398344-17-008853).